                                                                   EXHIBIT 10.11


                         PURCHASE AND LICENSE AGREEMENT


      THIS PURCHASE AND LICENSE AGREEMENT (this "AGREEMENT") is made as of January 15, 1999 by and between SPERRY MARINE, INC., a Delaware corporation ("SPERRY"), and eMERGE VISION SYSTEMS, INC. (formerly Enhanced Vision Systems, Inc.), a Delaware corporation ("eVS").

                                   BACKGROUND

      WHEREAS, eVS is engaged in the manufacture, sale and distribution of the infrared systems that are more particularly described in specifications attached hereto as Schedule 1 (the "IR SYSTEMS") for use on marine vessels (the "MARINE BUSINESS"); and

      WHEREAS, Sperry and eVS have entered into an Asset Purchase Agreement (the "PURCHASE AGREEMENT"), dated as of the date hereof (the "EFFECTIVE Date"), whereby Sperry will purchase certain assets of eVS used in the Marine Business; and

      WHEREAS, eVS has developed and is the owner of information and technology pertaining to the design, manufacture and assembly of the IR Systems; and

      WHEREAS, Sperry desires and is willing to devote reasonable efforts to design, manufacture, assemble and sell the IR Systems in the Territory (as herein defined) using the information and technology owned by eVS; and

      WHEREAS, as contemplated by the Purchase Agreement, eVS is willing to grant to Sperry, and Sperry is willing to acquire from eVS, the right and exclusive license to use and, subject to satisfaction of certain conditions, to purchase the eVS technology and information to design, manufacture, assemble and sell IR Systems in the Territory, subject to the terms and conditions herein contained;

      NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereto, intending to be legally bound, hereby agree as follows:

                                   ARTICLE 1

                                   DEFINITIONS

      1.1. Each reference in this Agreement to:

      "Affiliate" shall mean any person or entity that directly or indirectly, through one or more intermediaries, controls or is controlled by or is under common control with such person or entity, and shall be presumed to include any other entity in which at least 20% of the equity interests are held, directly or indirectly, by such person or entity.

      "Consent" shall have the meaning set forth in Section 2.6.

      "Effective Date" shall have the meaning set forth in the Background section.

      "Errors" shall have the meaning set forth in Section 8.2.

      "Field of Use" shall mean all applications except biological, medical and human and animal health measurement and monitoring.

      "Intellectual Property" means the proprietary information of eVS relating to the assembly, design and manufacture of the IR Systems, including without limitation, all lens prescriptions, electronic schematics, source code for all software contained in an IR Systems, related manufacturing and engineering documentation, formulae, processes, characteristics, raw material data, know how, experience, and trade secrets which pertain to the use of the IR Systems or other Proprietary Information of eVS relating to the design, assembly and manufacture of the IR Systems.

      "IR Systems" shall have the meaning set forth in the Background section.

       "License" shall have the meaning set forth in Section 4.1.

      "Proprietary Information" shall have the meaning set forth in Section
           7.1.

      "Royalty" shall have the meaning set forth in Section 8.1.

      "Sales Price" shall have the meaning set forth in Section 8.1.

      "Term" shall have the meaning set forth in Section 11.1.

      "Territory" means the entire world.

      "Transfer" shall have the meaning set forth in Section 9.1.

      "Units" shall have the meaning set forth in Section 8.1.

                                   ARTICLE 2

                      REPRESENTATIONS AND WARRANTIES OF eVS

      eVS represents and warrants to Sperry as follows:

2.1. Power and Authorization. eVS has the full capacity, legal right, power and authority to enter into and perform its obligations under this Agreement. This Agreement has been duly and validly executed and delivered by eVS and constitutes the legal, valid and binding obligation of eVS and is enforceable against it in accordance with its terms.

      2.2. Ownership. eVS legally and beneficially owns the entire right, title and interest in and to the Intellectual Property, including the right to assign rights thereto in accordance with this Agreement and the right to preclude the use and disclosure of the Intellectual Property by third parties.

      2.3. No Litigation. There are no judicial or administrative actions, suits, claims, proceedings or governmental investigations pending or, to the best of eVS' knowledge, threatened, against eVS with respect to any of the Intellectual Property, either at law or in equity, before any court or administrative agency or before any governmental department, commission, board, bureau, agency or instrumentality of any jurisdiction, and eVS does not believe or have reason to believe that there is any basis or grounds for any such action, suit, claim, proceeding or investigation.

      2.4. No Conflicts. Except for the consent required pursuant to the Hardware/Software License Agreement dated July 12, 1996 between Digital Imaging Inc. and Enhanced Vision Systems, Inc. (the "CONSENT") and in reliance on Sperry's representations contained in Sections 3.6 and 3.7 herein, neither the execution nor delivery of this Agreement, nor the consummation of the transactions herein contemplated, nor the fulfillment of or compliance with the terms and provisions hereof will (a) violate any provision of law, administrative regulation or court decree applicable to eVS, or (b) conflict with or result in a breach of any of the terms, conditions or provisions of or constitute a default under any organizational document of eVS, or of any agreement, commitment or instrument to which eVS is a party.

      2.5. No Adverse Contracts. Except for the Consent, eVS is not subject to any contract or agreement affecting the Intellectual Property that will preclude or restrict in any way the performance of eVS' obligations, or adversely affect Sperry's rights, under this Agreement.

      2.6. Trademark. To the best of eVS' knowledge, eVS has the right to use without consideration the name "AMIRIS" in the regions in which it has been used to date, free and clear of any lien, security interest, restriction, encumbrance or other adverse claim. eVS has not granted or licensed to any person any rights with respect to such name and no other person has any rights in or to such name.

      2.7. Compliance with Export Laws. eVS is, and at all times during the last five years has been, in compliance with all United States laws and regulations relating to the export from the United States of the IR Systems.

                                   ARTICLE 3

                    REPRESENTATIONS AND WARRANTIES OF SPERRY

      Sperry represents and warrants to eVS as follows:

      3.1. Power and Authorization. Sperry has the full capacity, legal right, power and authority to enter into and perform its obligations under this Agreement. This Agreement has been duly and validly executed and delivered by Sperry and constitutes the legal, valid and binding obligation of Sperry and is enforceable against it in accordance with its terms.

      3.2. No Litigation. There are no judicial or administrative actions, suits, claims, proceedings or governmental investigations pending or, to the best of Sperry's knowledge, threatened, against Sperry that would adversely impact its ability to operate the Marine Business as of the Effective Date, either at law or in equity, before any court or administrative agency or before any governmental department, commission, board, bureau, agency or instrumentality of any jurisdiction, and Sperry does not believe or have reason to believe that there is any basis or grounds for any such action, suit, claim, proceeding or investigation.

      3.3. No Default. Sperry is not in default with respect to any term or provision of any organizational document, mortgage, indenture, statute, rule or regulation applicable to it, or with respect to any order, writ, injunction, decree, rule or regulation of any court or administrative agency, which could preclude or in any way restrict the performance of Sperry's obligations, or adversely affect eVS' rights, under this Agreement.

      3.4. No Adverse Contracts. Sperry is not subject to any contract or agreement that will preclude or restrict in any way the performance of Sperry's obligations, or adversely affect eVS' rights, under this Agreement.

      3.5. No Conflicts. Neither the execution nor delivery of this Agreement, nor the consummation of the transactions herein contemplated, nor the fulfillment of or compliance with the terms and provisions hereof will (a) violate any provision of law, administrative regulation or court decree applicable to Sperry, or (b) conflict with or result in a breach of any of the terms, conditions or provisions of or constitute a default under any organizational document of Sperry, or of any agreement, commitment or instrument to which Sperry is a party or by which it is bound. No consent or approval of the shareholders of Sperry or of any public authority or other person that has not been obtained is required as a condition to the validity or enforceability against it of this Agreement.

      3.6. U.S. Entity. Sperry's parent is registered with the U.S. Department of State as a manufacturer and exporter of defense articles under Category XII of the U.S. Munitions List. Sperry is not controlled by an foreign organization, entity, interest or person. For the purpose of this Section, the term "control" means the power, direct or indirect, whether or not exercised, and whether or not exercised or exercisable through the ownership of a majority or a dominate minority of the total outstanding voting securities of an issuer, or by proxy voting, contractual arrangements or other means, to determine, direct or decide matters affecting an entity.

      3.7. Compliance with Export Laws. To the best of Sperry's knowledge, Sperry is in compliance with all laws, rules, regulations, permits, licenses and other requirements relating to the export from the United States of goods, technology and/or information ("Export Laws"). To the extent that Sperry is or at any time during the last five years was not in compliance with such Export Laws, Sperry represents that any such noncompliance will have no adverse effect on eVS or eVS's ability to consummate the transactions or perform its obligations contemplated herein.

                                   ARTICLE 4

                                GRANT OF LICENSE

      4.1. Grant of License. Subject to the terms and conditions herein contained, eVS hereby grants to Sperry, and Sperry hereby accepts, an exclusive, nontransferable right and license to employ the Intellectual Property made available under this Agreement to design, manufacture and assemble the IR Systems within the Territory for sale exclusively in the Territory within the Field of Use (the "LICENSE").

      4.2. Restrictions on Grant. Nothing contained in this Agreement shall be construed as granting Sperry any right or license to manufacture or otherwise produce, cause to be manufactured or otherwise produced, or to sell or knowingly cause to be sold, any of the other products currently produced or owned by eVS.

                                   ARTICLE 5

                         DISCLOSURE OF TECHNOLOGY BY eVS

      5.1. Disclosure Obligations. Commencing on the Effective Date and to be completed within 30 days thereafter, eVS shall disclose or cause to be disclosed to Sperry such Intellectual Property in its current form and as necessary and complete for Sperry to manufacture the IR Systems. Such disclosure shall include the items listed in Schedule 2. For the purpose of imparting the Intellectual Property, eVS agrees:

            (a) to have employees and/or consultants of eVS experienced in the use of the Intellectual Property impart to such employees of Sperry as Sperry shall designate information relative to such Intellectual Property. To this end, eVS and Sperry shall each appoint promptly upon execution of this Agreement, one representative to interface with the representative appointed by the other; and

            (b) to furnish Sperry with copies of reports and other available technical data relative to the utilization of the Intellectual Property, including existing descriptions of problems encountered, their solutions and lessons learned concerning the manufacture and sale of the IR Systems.

                                   ARTICLE 6

                          DEVELOPMENT AND SALES EFFORTS

      6.1. Reasonable Efforts. Sperry agrees to use reasonable efforts to develop and increase the market for the IR Systems within the Territory.

                                    ARTICLE 7

                 RESTRICTIONS ON THE USE OF CERTAIN INFORMATION

      7.1. Proprietary Information. (a) Sperry hereby agrees that in no event shall it disclose to any third party or utilize for its behalf or that of any third party any information relating to the design, manufacture and assembly of the IR Systems, the Intellectual Property or other proprietary information provided hereunder or any information derived therefrom (hereafter referred to as the "PROPRIETARY INFORMATION"), and hereby agrees to take all reasonable steps, including but not limited to at least those steps which Sperry takes to protect its own proprietary or confidential property, to prevent any such disclosure by any partner, employee or other agent of Sperry, without the prior written consent of eVS, which may be granted or withheld in the sole discretion of eVS. The foregoing provision shall not apply to any Proprietary Information as to which Sperry or any of its partners, employees or other agents can demonstrate that such information:

                        (i) is now public knowledge through no action of Sperry
                  or such partner, employee or other agent; or

                        (ii) has been properly provided to Sperry or such
                  partner, employee or other agent without restriction by an independent third party; or

                        (iii) has been developed independently by Sperry or such
                  partner, employee or other agent in the course of work by employees of Sperry, such partners, employees or other agents who have not had access to Proprietary Information pursuant to this Agreement.

            (b) The provisions of this Article 7 shall survive until the later of the date of Transfer or five years after the termination of this Agreement.

      7.2. Sperry Information.

      (a) eVS hereby agrees that in no event shall it disclose to any third party or utilize for its behalf or that of any third party any proprietary information provided by Sperry hereunder or any information derived therefrom (hereafter referred to as the "SPERRY INFORMATION"), and hereby agrees to take all reasonable steps, including but not limited to at least those steps which eVS takes to protect its own proprietary or confidential property, to prevent any such disclosure by any partner, employee or other agent of eVS, without the prior written consent of Sperry, which may be granted or withheld in the sole discretion of Sperry. The foregoing provision shall not apply to any Sperry Information as to which eVS or any of its partners, employees or other agents can demonstrate that such information:

                        (i) is now public knowledge through no action of eVS or
                  such partner, employee or other agent; or

                        (ii) has been properly provided to eVS or such partner,
                  employee or other agent without restriction by an independent third party; or

                        (iii) has been developed independently by eVS or such
                  partner, employee or other agent in the course of work by employees of eVS, such partners, employees or other agents who have not had access to Sperry Information pursuant to this Agreement.

      (b) The provisions of this Article 7 shall survive until the later of the date of Transfer or five years after the termination of this Agreement.

      7.3. Confidentiality Agreement. Sperry and eVS shall require all partners, employees or other agents to whom any Proprietary Information or Sperry Information is to be disclosed to execute a confidentiality agreement with such party, satisfactory in form and substance to eVS or Sperry, respectively.

                                   ARTICLE 8

                                     ROYALTY

      8.1. Royalty Amount. (a) From the date hereof until the date of the Transfer (as defined herein), Sperry agrees to pay eVS a royalty (the "Royalty"), within 30 days after the end of each calendar quarter during such period, an amount calculated as follows: R = 8% (S x U)

            Where:
                  R equals the Royalty;
                  S equals the Net Sales Price (as defined herein); and U equals the number of Units (as defined herein) sold for such calendar quarter.

            (b)   As used herein:

                        (i) "Net Sales Price" shall mean Sperry's price to its
                  customers, resellers, foreign offices or agents, less reasonable commissions, customary trade discounts, transportation charges and value-added or sales taxes. Net Sales Price shall not include prices reasonably allocated to features not provided by the IR Systems.

                        (ii) "Units" shall mean any IR System and all related or
                  derivative products; provided, that, such term shall not include any spare or replacement parts or additional features of the IR Systems that are developed by or on behalf of Sperry by third parties, or by eVS at Sperry's sole expense; and further, provided that such term shall not include the IR Systems to be purchased by Sperry pursuant to Purchase Order #302388 dated November 23, 1998, between Sperry and eVS.

      8.2. Right of Set-off; Audit. Except as otherwise provided in Section 9.1, Sperry's obligation to pay the Royalty is absolute and shall not be subject to any right of set-off by Sperry for claims it may have against eVS. eVS may, through an independent public accounting firm retained and paid by it, upon ten days prior notice to Sperry and no more than once per year, inspect at each place of business of Sperry those books and records of Sperry necessary to determine the calculation of the Royalty. Such inspection shall be conducted during normal business hours. Calculations of the Royalty which are not in accordance with this Agreement ("Errors") shall be paid to eVS by Sperry, within 30 days of the conclusion of the audit, and shall include interest, which shall accrue at a rate of eight percent (8%) per annum from the original due date thereof. If any audit or inspection reveals Errors by Sperry in an amount of ten (10%) or more with respect to any calendar quarter, Sperry shall promptly reimburse eVS for the reasonable cost of such audit or inspection.

      8.3. Survival of Royalty. Except as provided in Article 9, Sperry's obligation to pay the Royalty due hereunder shall survive the expiration or termination of this Agreement until the date of Transfer.

                                   ARTICLE 9

                                    TRANSFER

      9.1. Transfer of Ownership of the Intellectual Property. If, within the four year period beginning on the date hereof, eVS receives Royalty payments in the aggregate amount of $4,250,000 from Sperry, Sperry's obligation to make further Royalty payments shall cease and eVS shall, within 60 days of the date on which it has received the final payment constituting such amount, transfer to Sperry all of its rights, title and interest in and to the Intellectual Property (the "Transfer"). If eVS has not received Royalty payments in the aggregate amount of $4,250,000 within such four year period, Sperry shall continue to pay the Royalty to eVS until such time as eVS has received an aggregate amount of $5,000,000 in Royalty payments. Upon the receipt by eVS of such amount, Sperry's obligation to make Royalty payments shall cease and eVS shall, within 60 days of the date on which it has received the final payment constituting such amount, effect the Transfer. At the time of the Transfer, eVS shall deliver to Sperry all documents or other tangible records, including copies thereof, within eVS' possession, custody or control, containing or reflecting any Proprietary Information.

                                   ARTICLE 10

                                 INDEMNIFICATION

      10.1. By eVS. eVS shall indemnify and hold Sperry harmless against any claims, losses, damages, actions, amounts paid in settlement and expenses, including reasonable attorneys' fees and costs of investigation (other than amounts paid in settlement of any claim without eVS' consent) resulting in whole or in part from claims by third parties against Sperry for any alleged infringement, prior to the Transfer, of any license, patent or other proprietary rights of a third party as a result of the use or other exploitation of the Intellectual Property pursuant to the license granted under this Agreement; provided, that Sperry notifies eVS promptly in writing of any such claim. Sperry shall permit eVS, in its sole discretion, to defend, compromise or settle such claim and shall provide all information, assistance and authority to enable eVS to do so. Sperry shall have no authority to settle any claim on behalf of eVS. eVS shall have no liability for any claim of infringement based on the use or combination of the Intellectual Property with hardware, software or other materials or information not provided by eVS hereunder.

      10.2. By Sperry. Sperry shall indemnify and hold eVS harmless against any claims, losses, damages, actions, amounts paid in settlement and expenses, including reasonable attorneys' fees and costs of investigation (other than amounts paid in settlement of any claim without Sperry's consent) resulting in whole or in part from claims by third parties against eVS for any alleged infringement, after the Transfer, of any license, patent or other proprietary rights of a third party as a result of the use or other exploitation of the Intellectual Property; provided, that eVS notifies Sperry promptly in writing of any such claim. eVS shall permit Sperry, in its sole discretion, to defend, compromise or settle such claim and shall provide all information, assistance and authority to enable Sperry to do so. eVS shall have no authority to settle any claim on behalf of Sperry.

      10.3. Remedies. Should the Intellectual Property become, or in the sole opinion of eVS, be likely to become the subject of a claim of infringement, eVS may, at its sole option and cost, (a) procure for Sperry the right to continue to use the Intellectual Property, (b) replace or modify the Intellectual Property to make such non-infringing, provided that the same function is performed by the replacement or modified Intellectual Property, or (c) if the right to continue to use cannot reasonably be procured or the Intellectual Property cannot reasonably be replaced or modified, terminate both the License and its obligation to effectuate the Transfer.

                                   ARTICLE 11

                              TERM AND TERMINATION

      11.1. Term. This Agreement shall become effective on the date hereof and, unless terminated at an earlier date, shall continue until the occurrence of the Transfer (the "Term").

      11.2. Termination.

            (a) In the event either party hereto breaches this Agreement in any material respect and fails to remedy such breach within 30 days after written notice thereof by the other party, then said other party may terminate this Agreement on written notice to the breaching party.

            (b) In the event this Agreement is terminated pursuant to paragraph
(a) of this Section, Sperry shall promptly return to eVS (in no event later than 60 days after such termination) all Proprietary Information that Sperry has received from eVS pursuant to this Agreement. Notwithstanding anything herein to the contrary, the continuing obligations of the parties to make payments accrued as of the date of termination and the obligations under Articles 7 and 8 hereof shall survive the termination of this Agreement.

      11.3. Upon termination of this Agreement upon the occurrence of the Transfer, Sperry shall be entitled to continue to use Intellectual Property purchased by it hereunder to produce the IR Systems and eVS shall have no further obligations hereunder with respect thereto.

      11.4. In order to protect eVS against the unauthorized use of the Proprietary Information and trade secrets made available to Sperry hereunder, Sperry hereby agrees that during the term hereof and for five years after termination of this Agreement pursuant to Section 11.2(a), Sperry shall not sell or transfer any Proprietary Information without the prior written consent of eVS, which consent may be withheld in its sole discretion.

                                   ARTICLE 12

                                  MISCELLANEOUS

      12.1. Export Controls. Sperry acknowledges that certain of the Intellectual Property that Sperry may receive from eVS under this Agreement is controlled under laws and regulations of the U.S. Government that prohibit or restrict the export of technology and certain other activities. Sperry further acknowledges and agrees that such laws and regulations may require that Sperry obtain a license from the U.S. Government before the Intellectual Property or products made therefrom are sold, leased, sublicensed or otherwise transferred to a foreign person. Until the date of Transfer, if any, Sperry shall implement and follow all necessary procedures to comply with applicable laws, regulations and administrative actions of the U.S. Government, and shall not engage in any activity which it or eVS reasonably believes could subject it to civil, criminal or administrative liability, including but not limited to the sale, lease, transfer, or sublicensing of any equipment or technical data without appropriate authorization. eVS shall be excused from performance under this Agreement or under any other agreement, and shall not be liable or accountable to Sperry for any loss or damage, including lost profits or other indirect or incidental damages, to the extent that an act or omission of the U.S. Government (including acts or omissions of Congress and the judiciary) or any law or regulation restricts, prohibits or delays eVS' performance of an obligation under this Agreement or restricts or limits Sperry's use or transfer of the Intellectual Property or any product made therefrom.

      12.2. Information to be Provided by eVS. eVS shall, in its sole discretion, determine the nature and extent of all information to be provided to Sperry hereunder. eVS acknowledges and agrees, however, that it is obligated hereby to provide all information in its possession, custody or control necessary to manufacture the IR Systems.

      12.3. Notices. Any notice or other communications required or permitted hereunder to be given to a party to this Agreement shall be in writing and shall be deemed to be delivered on the date received by such party. All notices and documents mailed to a party shall be duly given when delivered personally or transmitted by telex or telecopier, receipt acknowledged, or in the case of documented overnight delivery service or registered or certified mail, return receipt requested, postage prepaid, on the date shown on the receipt thereof. All notices and other communications shall be given to the party at its respective address set out opposite its name below, or at such other address as it shall have theretofore specified by written notice similarly delivered:

            eVS:
                  eMERGE Vision Systems, Inc.
                  c/o XL Vision, Inc.
                  10305 102nd Terrace
                  Sebastian, Florida 32958
                  Attention:  Mike Janney
                  Telephone No.:  561-589-5310
                  Telecopier No.:  561-589-3779

                  With a copy to:
                        Karen M. Keating, Esq.
                        Safeguard Scientifics, Inc.
                        800 The Safeguard Building
                        435 Devon Park Drive
                        Wayne, Pennsylvania  19087
                        Telephone No.: 610-254-4106
                  Telecopier No.:  610-254-4376


            Sperry:
                  Sperry Marine Inc.
                  1070 Seminole Trail
                  Charlottesville, Virginia 22901
                  Attention:  Carlton Carrol
                  Telephone No.: 804-974-2539
                  Telecopier No.: 804-974-2480

                  With a copy to:
                        Gerald L. Lett, Esq.
                        Deputy Director, Intellectual Property Law
                        1500 PRC Drive
                        MS 6E2
                        McLean, VA 22102-5050
                        Telephone No.: 703-556-2790
                        Telecopier No.: 703-556-2527

      12.4. Governing Law. The validity, performance, construction, and effect of this Agreement shall be governed by the laws of the State of Florida for the determination of any controversy whatsoever arising under or in connection with this Agreement, without reference to the principles of conflicts of law otherwise applicable therein.

      12.5. Binding Effect; Assignment. This Agreement shall be binding upon the successors or permitted assigns of the parties hereto, but shall not be assignable by any party without the prior written consent of the other.

      12.6. Cooperation. Sperry shall promptly notify eVS of any circumstances surrounding any unauthorized possession, use or knowledge of information relating to the Intellectual Property after Sperry has knowledge thereof, shall cooperate with eVS in preventing the recurrence of such unauthorized possession, use or knowledge, and shall cooperate with eVS in any litigation against third parties brought by eVS to protect its proprietary rights.

      12.7. Relationship of the Parties. Each party shall be solely and entirely responsible for its acts and for the acts of its agents, employees and subcontractors during the performance of this Agreement. Nothing in or arising out of this Agreement shall be deemed to constitute eVS or Sperry as a partner of the other.

      12.8. Injunctive Relief. eVS and Sperry expressly acknowledge that money damages alone will be an inadequate remedy for any breach or violation of any of the provisions of Article 7 of this Agreement, and that the nonbreaching party, in addition to all other remedies under this Agreement, shall be entitled, as a matter of right, to injunctive relief, including specific performance, with respect to any such breach or violation.

      12.9. Entire Agreement. This Agreement constitutes the entire understanding between the parties with respect to the subject matter thereof and may be amended only by a document in writing.

      12.10. Waiver. Failure by either party to insist on compliance with this Agreement by the other party to this Agreement shall not be deemed a waiver of any term or condition of this Agreement, and such party may thereafter insist upon compliance with all terms and conditions of this Agreement.

      12.11. Binding Effect; Assignment. This Agreement shall be binding upon the successors or permitted assigns of the parties hereto, but shall not be assignable by any party without the prior written consent of the other.

      12.12. Use of Competing Technologies. eVS shall not develop and use competing technologies to manufacture or sell products in the marine transportation field for a period of three years after the Effective Date.

                           [SIGNATURE PAGE TO FOLLOW]


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
      IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first above written.


                                          SPERRY MARINE INC.

                                          By:  /s/: C. Graham
                                               --------------
                                               Name: C. Graham
                                               Title: President


                              EMERGE VISION SYSTEMS, INC.



                              By: /s/: T. Michael Janney
                                  ----------------------
                              Name: T. Michael Janney
                              Title:Chief Financial Officer

                                   SCHEDULE 1

                                IR SPECIFICATIONS


The IR System is comprised of the following:

AMIRIS System #105190000
NSK 1000 System #105190001
FROS System #105594000
Three Field of View Assembly #105235
CCD Overlay #105504

                                   SCHEDULE 2

                  INTELLECTUAL PROPERTY ITEMS TO BE TRANSFERRED


[TO BE PROVIDED.]